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                                                  Contact:
                                                  Michael Donovan





ORANGE AND ROCKLAND ELECTS
NEW CHAIRMAN OF THE BOARD

February 5, 1998 - Orange and Rockland's Board of Directors today elected Michael J. Del Giudice, 55, as Chairman of the Board, effective at the close of business today.  Mr. Del Giudice succeeds H. Kent

Vanderhoef, who will retire as a member of the Board pursuant to

Board policy at the Company's Annual Meeting on April 8, 1998.

Mr. Vanderhoef has been a director of the Company since 1976, and

Chairman of the Board since 1994.  He has served as chairman of the Executive Committee and as a member of both the Audit and the

Compensation Committees.

     Mr. Del Giudice has been a member of the Orange and Rockland

Board of Directors since 1988, and Chair of its Audit Committee since 1993.  He is Managing Director of Millennium Capital

Markets, LLC, an investment banking firm headquartered in New

York City.

     Prior to assuming his current position in 1996, Mr. Del

Giudice was a Managing Director and Partner of Lazard Freres &

Co., LLC, the New York-based investment banking firm, from 1985 to 1996.  During 1981 to 1983, he was Senior Vice President of

Shearson Loeb Rhodes & Co.

     Long active in civic and governmental activities, Mr. Del

Giudice is the current Chair-man of the Governor's Committee on

Scholastic Achievement.  During the years 1983 to 1985, he was

Chief of Staff to the Governor of New York.  Other governmental positions include Director of State Operations to the Governor

(1979-1981) and Chief of Staff to the New York Assembly Speaker

(1975-1979).

     The assumption of the chairman's duties by Mr. Del Giudice from Mr. Vanderhoef reflects the Board's deliberate plan to

ensure a smooth transition of responsibilities.  Mr. Vanderhoef noted that in July 1994, the Board had determined that the

position of Chairman shall be held by an outside director.  D.

Louis Peoples, Orange and Rockland's present Vice Chairman and

Chief Executive Officer, will continue in both those capacities.

     In assuming the Board chairmanship of the $649 million (1997 consolidated revenue) electric and gas utility, Mr. Del Giudice noted the enormous changes occurring as deregulation and industry restructuring take place.  "I look forward to making my

contribution to our achieving success in this new environment."

     Orange and Rockland serves an area of 1,350 square miles and an estimated population of 671,000 in southeastern New York

State, northern New Jersey and northeastern Pennsylvania.  It generates, distributes and sells electricity, and distributes and sells natural gas.